Exhibit 5.10

[Letterhead of Edwards & Angell, LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 West Wacker Dr.
Chicago, Illinois 60601

     Re: Laidlaw International, Inc. 10 3/4% Senior Notes due 2011

Ladies and Gentlemen:

     We have acted as special counsel to EmCare of Rhode Island, Inc., a Rhode Island corporation (the “Rhode Island Guarantor”) in connection with a Registration Statement on Form S-4 to be filed by Laidlaw International, Inc., a Delaware corporation (the “Issuer”) and the Rhode Island Guarantor and certain other direct or indirect subsidiaries of the Issuer (such subsidiaries, together with the Rhode Island Guarantor, the “Guarantors”) on or about the date hereof (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the offering of up to $406,000,000 in aggregate principal amount of 10 3/4% Senior Notes due 2011 (the “Exchange Notes”) guaranteed by the Guarantors (the “Exchange Guarantees”, and together with the Exchange Notes, the “Securities”) in exchange for up to $406,000,000 in aggregate principal amount of the Issuer’s outstanding 10 3/4% Senior Notes due 2011 (the “Outstanding Notes”) guaranteed by the Guarantors (the “Outstanding Guarantees”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with rendering this opinion, we have examined the following documents and records:

     (1) The Certificate of Incorporation of the Rhode Island Guarantor, as amended to date;

     (2) The By-Laws of the Rhode Island Guarantor, as amended to date;

     (3) A Certificate of Good Standing issued by the Rhode Island Secretary of State on January 27, 2004;

     (4) An executed copy of the Indenture dated as of June 3, 2003, as amended by the Supplemental Indenture dated as of June 18, 2003, among the Issuer, the Guarantors and Deutsche Bank Trust, as Trustee, relating to the issuance of the Outstanding Notes and the Exchange Notes and the respective guarantees thereof (the “Indenture”), including the form of Securities to be issued pursuant thereto;

     (5) A draft of the Registration Statement in substantially final form; and

     (6) All corporate minutes and proceedings of the Rhode Island Guarantor relating to the Exchange Guarantee by the Rhode Island Guarantor being registered under the Registration Statement (the “Rhode Island Exchange Guarantee”).

     We have also made such inquiries and examined, among other things, such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Rhode Island Exchange Guarantee. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

     The opinions hereinafter expressed are qualified to the extent that (i) the enforceability of any right or remedy may be subject to or affected by any bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, whether the issue of enforceability is considered in a proceeding in equity or at law; (ii) the remedy of injunctive relief, specific performance and any other equitable remedies may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion; and (iii) the enforceability of any right or remedy may be subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or in law) and to the discretion of the court before which proceedings thereof may be brought.

     We are qualified to practice law in the State of Rhode Island and do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon the foregoing, and subject to the qualifications, limitations, assumptions and exceptions set forth herein, it is our opinion that:

     1. The Rhode Island Guarantor is validly existing as a corporation in good standing under the laws of the State of Rhode Island. As of the date of the Indenture, the Rhode Island Guarantor had corporate power and authority to enter into, and as of the date hereof has corporate power and authority to perform its obligations under, the Indenture.

     2. The Rhode Island Exchange Guarantee has been duly authorized by the Rhode Island Guarantor.

     3. Following the effectiveness of the Registration Statement and receipt by the Issuer of the Outstanding Notes with the Outstanding Guarantees thereon in exchange for the Exchange Notes with the Exchange Guarantees thereon as described in the Registration Statement, and assuming the due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantees as provided in the Indenture, the Rhode Island Exchange Guarantee will constitute the valid and binding obligation of the Rhode Island Guarantor.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Edwards & Angell, LLP